PLAN AND AGREEMENT OF MERGER

           This PLAN AND AGREEMENT OF MERGER (the "Agreement"), is entered into on this 12th day of December, 2012, by and among Desert Gateway, Inc., a Delaware corporation ("DGTE"), Retrophin, Inc., a Delaware corporation ("Retrophin"), and Desert Gateway Acquisition Corp., a Delaware corporation ("Newco"), a wholly-owned subsidiary of DGTE.

           WHEREAS, Newco is a corporation duly organized and validly existing under the laws of the State of Delaware, having been incorporated on the 10th day of December, 2012, and is a wholly owned subsidiary of DGTE, a corporation duly organized and validly existing under the laws of the State of Delaware, having been incorporated on the 7th day of February, 2008, and Retrophin is a corporation organized and validly existing under the laws of the State of Delaware, having been incorporated in September, 2012; and

           WHEREAS, the respective Boards of Directors of DGTE, Retrophin, and Newco deem it advisable and in the best interests of DGTE, Retrophin, and Newco and their respective stockholders that Newco merge with and into Retrophin pursuant to this Agreement and the applicable provisions of the law of the State of Delaware (the “Merger”); and

           WHEREAS, the Boards of Directors of DGTE, Retrophin, and Newco, respectively, have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a)(l)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended; and

           NOW, THEREFORE in consideration of the premises and of the mutual agreements, representations, warranties, provisions, and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

           Section 1.01.  Delivery and Filing of Certificate of Merger; Effective Time of Merger.  Newco and Retrophin will cause a Certificate of Merger in substantially the same form as Exhibit A attached hereto (the "Certificate of Merger") to be signed, verified and delivered to the Secretary of State of the State of Delaware as provided in Section 251 of the General Corporation Law of Delaware on the second business day (no Saturday, Sunday or legal holiday in Delaware being deemed to be a business day) following the day on which the last of the approvals required by each respective board of directors shall have been obtained, or such earlier or later date as may be mutually agreed to by Retrophin and DGTE. The time of the delivery to the Secretary of State referred to in the preceding sentence is herein referred to as the Time of Filing. The effective time of the Merger shall be the close of business on the day the Certificate of Merger shall have been filed by the Secretary of State of the State of Delaware. At the effective time of the Merger, the separate existence of Newco shall cease and Newco shall be merged with and into Retrophin. Newco and Retrophin are hereinafter sometimes referred to as the Constituent Corporations and Retrophin, the party to the Merger surviving the Merger, is hereinafter sometimes referred to as the Surviving Corporation.

           Section 1.02.  Certificate of Incorporation, Bylaws and Board of Directors of Surviving Corporation.

           (a)           At the effective time of the Merger, the Certificate of Incorporation of Retrophin shall become the Certificate of Incorporation of the Surviving Corporation and DGTE shall file a new Certificate of Incorporation in form and substance acceptable to Retrophin. Subsequent to the effective time of the Merger, the Certificate of Incorporation of Retrophin shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law.

           (b)           At the effective time of the Merger the Bylaws of Retrophin shall become the Bylaws of the Surviving Corporation and DGTE shall approve new Bylaws in form and substance acceptable to Retrophin. Subsequent to the effective time of the Merger, the Bylaws of Retrophin shall be the Bylaws of the Surviving Corporation until they shall thereafter be duly amended.

           (c)           The names and addresses of the persons who shall constitute the Board of Directors of the Surviving Corporation and DGTE at the effective time of the Merger are as follows:

Name	Office

Stephen Aselage	Director
Martin Shkreli	Chief Executive Officer and Director”
Steven Richardson	Director
Gary Lyons	Director
  all c/o Retrophin, Inc., 777 Third Avenue, 22nd Floor, New York NY 10017

unless, prior to the effective time of the Merger, any one or more of the persons named above shall refuse or become unable to serve, in which event the remaining persons named above shall be the directors of the Surviving Corporation and DGTE at the effective time of the Merger, and any vacancy occurring by reason of death, refusal or inability to serve shall be filled after the effective time of the Merger as provided in the Bylaws of the Surviving Corporation. The Directors of the Surviving Corporation and DGTE shall hold office subject to the provisions of the law of the State of Delaware and of the Certificate of Incorporation and Bylaws of the Surviving Corporation.

           Section 1.03.  Conversion and Exchange of Stock. The manner of converting the shares of common stock, par value $0.0001 per share, of Newco ("Newco Common Stock") issued and outstanding immediately prior to the effective time of the Merger into shares of common stock, par value $0.001 per share, of Retrophin ("Retrophin Common Stock"), the manner of converting the shares of Retrophin Common Stock issued and outstanding immediately prior to the effective time of the Merger into shares of common stock, par value $0.0001 per share (the “DGTE Common Stock”), of DGTE, and the manner of converting the shares of Series A Preferred Stock, par value $0.001 per share, of Retrophin (“Retrophin Series A Stock”) issued and outstanding immediately prior to the effective time of the Merger into shares of DGTE Common Stock shall be as follows:

                      (a)           At the effective time of the Merger:

           (1)           Each share of Retrophin Common Stock issued and outstanding immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into five (5) fully paid and nonassessable shares of DGTE Common Stock. Any share of Retrophin Common Stock held in the treasury of Retrophin immediately prior to the effective time of the Merger shall not be converted into DGTE Common Stock but shall automatically be cancelled at the effective time of the Merger.

           (2)           Each share of Retrophin Series A Stock issued and outstanding immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into seven (7) fully paid and nonassessable shares of DGTE Common Stock. Any share of Retrophin Series A Stock held in the treasury of Retrophin immediately prior to the effective time of the Merger shall not be converted into DGTE Common Stock but shall automatically be cancelled at the effective time of the Merger.

(3)           Each share of Newco Common Stock issued and outstanding immediately prior to the effective date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and nonassessable share of Retrophin Common Stock. Each share of Newco Common Stock held in the treasury of Newco at the effective time of the Merger shall automatically be cancelled.

           Section 1.04.  Certain Information with Respect to Capital Stock of Retrophin and Newco. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Retrophin and Newco are as follows:

           (a)           As of the date of this Agreement, the authorized capital stock of Retrophin consisted of (1) eight million (8,000,000) shares of Retrophin Common Stock, of which 825,119 shares of Retrophin Common Stock are issued and outstanding and 111,283 shares of Retrophin Common Stock are subject to vesting, and (2) three million (3,000,000) shares of preferred stock, par value $0.001 per share (the “Retrophin Series A Stock”), of which 151,461 shares are issued and outstanding. No shares of such capital stock are held in the treasury of Retrophin. The number of outstanding shares of capital stock of Retrophin may not be changed prior to the effective time of the Merger. The holders of Retrophin Common Stock and Retrophin Series A Stock are entitled to vote as one class upon this Agreement.

           (b)           As of the date of this Agreement, the authorized capital stock of Newco consisted of 1,000 shares, par value $0.0001 per share, of Newco Common Stock, all of which were issued and outstanding. The holder of Newco Common Stock is entitled to vote upon this Agreement.

           Section 1.05.Effect of Merger. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights, and immunities of Retrophin shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Newco shall be merged into Retrophin and Retrophin shall, as the Surviving Corporation and as a wholly owned subsidiary of DGTE, be fully vested therewith. At the effective time of the Merger, the separate existence of Newco shall cease, and in accordance with the terms of this Agreement the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, as well of a public as of a private nature, and be subject to all the restrictions, disabilities, and duties, of each of the Constituent Corporations, and all and singular, the rights, powers, and franchises and all property, real, personal, and mixed, and all debts due on whatever account, including stock subscriptions, and all other things in action and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers, and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of Delaware vested in either of said corporations, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger, and all debts, liabilities, and duties of each of said Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF NEWCO

           As an inducement to, and to obtain the reliance of Retrophin, except as set forth in the Schedules of Newco attached hereto (the “Newco Disclosure Schedules”), Newco hereby represents and warrants to Retrophin as of the Closing Date (as defined below) as follows.  As used herein, the term “knowledge of Newco” or similar language refers to the actual knowledge of the executive officers of Newco.

           Section 2.01.  Incorporation.  Newco is organized under the laws of the jurisdiction set forth in Schedule 2.01 to the Newco Disclosure Schedules, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on a business.  Newco is in possession of all governmental or third party approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted, to consummate the transactions contemplated by this Agreement.  Newco is not in violation of any of the provisions of its charter or organizational documents.  The ownership records (which have been delivered to Retrophin) of Newco’s registered capital are true, complete and accurate records of such ownership as of the date of such records and contain all transfers of such registered capital since the time of Newco’s organization.  Newco is not required to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to so qualify would not have a material adverse effect on: (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of Newco taken as a whole; or (ii) the ability of Newco to perform its obligations hereunder, but, to the extent applicable, shall exclude any circumstance, change or effect to the extent resulting or arising from: (A) any change in general economic conditions in the industries or markets in which Newco operates so long as Newco is not disproportionately (in a material manner) affected by such changes; (B) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack so long as Newco is not disproportionately (in a material manner) affected by such changes; (C) changes in United States generally accepted accounting principles, or the interpretation thereof; or (D) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

           Section 2.02.  Capitalization.  The authorized shares of Newco consists of 10,000,000 shares of Newco Common Stock.  There are 1,000 shares of Newco Common Stock currently issued and outstanding.  The issued and outstanding shares of Newco Common Stock are validly issued, fully paid and non-assessable and not issued in violation of the preemptive or other rights of any person.

           Section 2.03.  Subsidiaries.  Except as set forth on Schedule 2.03 to the Newco Disclosure Schedules, Newco does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

           Section 2.04.  Financial Statements. There are no financial statements of Newco having been prepared since its inception to date. Newco has transacted no business, nor incurred any debt or conducted any operations.

           Section 2.05.  Information.  The information concerning Newco set forth in this Agreement and the Newco Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

           Section 2.06.  Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Newco.

           Section 2.07.  Absence of Certain Changes or Events.  Except as disclosed in the Newco Disclosure Schedules since inception:

           (a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Newco;

           (b)           Newco has not: (i) amended its certificate of incorporation, charter, bylaws or other organizational documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

           (c)           Newco has not: (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement and the transaction contemplated hereby.

           Section 2.08.  Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Newco after reasonable investigation, threatened by or against Newco or affecting Newco or their respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Newco has no knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 2.09.  Contracts.  Newco is not a party to, and not of its assets or properties are bound by, any contracts, agreements, franchises, license agreements, debt instruments or other commitments, whether oral or written.

           Section 2.10.  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a violation of, breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of (i) Newco’s certificate of incorporation, charter, bylaws or other organizational documents, (ii) any provision of a federal or state statute, rule or regulation applicable to Newco or (iii) any Material Contract to which Newco is a party or to which any of its assets, properties or operations are subject.

           Section 2.11.  Compliance With Laws and Regulations.  To the best of its knowledge, Newco has complied with all applicable statutes and regulations of any federal, state, local, or other governmental entity or agency thereof, except to the extent that noncompliance would not have a Material Adverse Effect.

           Section 2.12.  Approval of Agreement.  The Board of Directors of Newco has authorized the execution and delivery of this Agreement by Newco and has approved this Agreement and the transactions contemplated hereby.

           Section 2.13.  Valid Obligation.  All corporate action on the part of Newco, its officers, directors and holders of capital stock necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Newco hereunder have been taken.  This Agreement and all agreements and other documents executed by Newco in connection herewith constitute the valid and binding obligation of Newco, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DGTE

As an inducement to, and to obtain the reliance of Retrophin, except as set forth in the Schedules of DGTE attached hereto (the “DGTE Schedules”), DGTE hereby represents and warrants to Retrophin, as of the date hereof and as of the Closing Date, as follows.  As used herein, the term “knowledge of DGTE” or similar language refers to the actual knowledge of the executive officers of DGTE after due investigation or inquiry.

           Section 3.01.  Organization.  DGTE is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Attached as Schedule 3.01 to DGTE Schedules are complete and correct copies of the certificate of incorporation and bylaws of DGTE as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of DGTE’s certificate of incorporation, bylaws, contracts, agreements or commitments.  DGTE has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and DGTE has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

           Section 3.02.  Capitalization.

           (a)           DGTE’s authorized capitalization consists of (a) 100,000,000 shares of DGTE Common Stock, of which 2,606,681 shares are issued and outstanding prior to the Merger, and (b) 20,000,000 shares of preferred stock, of which 501 shares of Class A, par value $0.001 per share (the “DGTE Preferred Stock”) are issued and outstanding, but will be canceled by separate agreement with the holder concurrent with the Closing.  All issued and outstanding shares of DGTE Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person or entity.  As of the date hereof and the Closing Date, no shares of DGTE Common Stock were reserved for issuance upon the exercise of outstanding options or warrants to purchase the DGTE Common Stock or other equity-linked securities of DGTE.  All outstanding shares of DGTE Common Stock have been issued and granted in compliance with: (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which DGTE is a party or by which it or any of its assets or properties are bound, all of which are set forth on Schedule 3.02 to DGTE Disclosure Schedules (the “Company Material Contracts”).

           (b)           There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of DGTE, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.  There are no subscriptions, options, warrants, equity securities, partnership  interests or similar  ownership interests,  calls, rights (including preemptive rights),  commitments  or agreements of any character to which DGTE is a party or by which it is bound obligating DGTE to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of DGTE or obligating DGTE to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue DGTE Common Stock or preferred stock of DGTE except as set forth in this Agreement.  DGTE has delivered evidence in form and substance acceptable to Retrophin that all securities convertible into or exchangeable for shares of DGTE Common Stock have been converted and/or exchanged, as applicable, prior to the Closing Date.

           (c)           Except as contemplated by this Agreement and except as set forth in Schedule 3.02 to DGTE Disclosure Schedules, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which DGTE is a party or by which it is bound with respect to any equity security of any class of DGTE, and there are no agreements to which DGTE is a party, or which DGTE has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

           Section 3.03.  Subsidiaries and Predecessor Corporations.  Except for DGTE’S ownership of Newco as a wholly owned subsidiary in contemplation of this Agreement, DGTE does not have any other predecessor corporation(s) or subsidiaries, is not considered a successor in interest or by operation of law and does not own, beneficially or of record, any shares of any other entity.

           Section 3.04.  SEC Filings; Financial Statements.

           (a)           DGTE has made available to Retrophin a correct and complete copy, or there has been available on the EDGAR system maintained by the U.S. Securities and Exchange Commission (the “SEC”), copies of each report, registration statement and definitive proxy statement filed by DGTE with the SEC for the 36 months prior to the date of this Agreement ( “DGTE SEC Reports”), which are all the forms, reports and documents filed by DGTE with the SEC for the 36 months prior to the date of this Agreement.  As of their respective dates, to DGTE’s knowledge, DGTE SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such DGTE SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b)           Each set of financial statements (including, in each case, any related notes thereto) contained in DGTE SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of DGTE at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a material adverse effect on: (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of DGTE; or (ii) the ability of DGTE to perform its obligations hereunder, but, to the extent applicable, shall exclude any circumstance, change or effect to the extent resulting or arising from: (A) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack so long as DGTE is not disproportionately (in a material manner) affected by such changes; (B) changes in United States generally accepted accounting principles, or the interpretation thereof; or (C) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby (a “DGTE Material Adverse Effect”).

           (c)           As of the date of all balance sheets included in DGTE SEC Reports, except as and to the extent reflected or reserved against therein, DGTE had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of DGTE, in accordance with U.S. generally accepted accounting principles.  All statements of operations, stockholders’ equity and cash flows included in DGTE SEC Reports reflect fairly the information required to be set forth therein by U.S. generally accepted accounting principles.

           (d)           Since inception, DGTE has maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           (e)           DGTE has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

           (f)           DGTE has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

           (g)           The books and records, financial and otherwise, of DGTE are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

           Section 3.05.  Exchange Act Compliance.   DGTE is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the Common Stock is registered under Section 12(g) of the Exchange Act, and DGTE is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act. All of DGTE’s SEC reports have been filed on a timely basis or have received a valid extension of such time of filing and have filed any such Company’s SEC reports prior to the expiration of any such extension.

           Section 3.06.  Information.  The information concerning DGTE set forth in this Agreement, DGTE Schedules and DGTE SEC Reports is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, DGTE has fully disclosed in writing to Retrophin (through this Agreement or DGTE Schedules) all information relating to matters involving DGTE or its assets or its present or past operations or activities which: (i) indicated or may indicate, in the aggregate, the existence of a greater than $10,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of DGTE or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a DGTE Material Adverse Effect, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters or proceedings and transactions with affiliates.

           Section 3.07.  Absence of Certain Changes or Events.  Since the date of the most recent Company balance sheet included in DGTE SEC Reports:

           (a)           There has not been: (i) any material adverse change in the business, operations, properties, assets or condition of DGTE or (ii) any damage, destruction or loss to DGTE (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition DGTE;

           (b)           DGTE has not: (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of DGTE; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements of any kind or nature; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

           (c)           DGTE has not: (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of DGTE; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

           (d)           To its knowledge, DGTE has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of DGTE.

           Section 3.08.  Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of DGTE after reasonable investigation, threatened by or against DGTE or any of its past or present officers, directors or employees or affecting DGTE or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Schedule 3.08 to DGTE Schedules.  DGTE has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

           Section 3.09.  Contracts.  Except for DGTE Material Contracts:

           (a)           DGTE is not a party to, and its assets or properties are not bound by, any contract, franchise, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

           (b)           DGTE is not a party to or bound by, and the properties of DGTE are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

           (c)           DGTE is not a party to any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of DGTE.

           Section 3.10.  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation of, breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of (i) DGTE’s certificate of incorporation, bylaws or other organizational documents, (ii) any provision of a federal or state statute, rule or regulation applicable to DGTE or (iii) any DGTE Material Contract to which DGTE is a party or to which any of its assets, properties or operations are subject, or otherwise have a DGTE Material Adverse Effect.

           Section 3.11.  Filings, Consents and Approvals.  DGTE is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other foreign, federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by DGTE of this Agreement, or any document or instrument contemplated hereby.

           Section 3.12.  Compliance With Laws and Regulations.  To the best of its knowledge, DGTE has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

           Section 3.13.  Approval of Agreements.  The Board of Directors of DGTE have duly authorized the execution and delivery of this Agreement by DGTE and the transactions contemplated hereby and the transactions contemplated each of the aforesaid agreements and instruments.

           Section 3.14.  Material Transactions or Affiliations.  Except as disclosed in DGTE SEC Reports or on Schedule 3.14 to DGTE Schedules, there exists no contract, agreement or arrangement between DGTE and any predecessor and any person or entity who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by DGTE to own beneficially, 5% or more of the issued and outstanding Common Stock of DGTE and which is to be performed in whole or in part after the date hereof or was entered into since the inception of DGTE.  Neither any officer, director, nor 5% stockholders of DGTE has, or has had since inception of DGTE, any known interest, direct or indirect, in any such transaction with DGTE which was material to the business of DGTE.  DGTE has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

           Section 3.15.  Bank Accounts; Power of Attorney.   Set forth on Schedule 3.15 to DGTE Schedules is a true and complete list of: (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by DGTE within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of DGTE, (b) all safe deposit boxes and other similar custodial arrangements maintained by DGTE within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from DGTE or who are otherwise authorized to act on behalf of DGTE with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

           Section 3.16.  Valid Obligation.  All corporate action on the part of DGTE, its officers, directors and holders of capital stock necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of DGTE hereunder and thereunder have been taken.  This Agreement and all agreements and other documents executed by DGTE in connection herewith and therewith constitute the valid and binding obligation of DGTE, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

           Section 3.17.  Title to Property.  DGTE does not own or lease any real property or personal property.  There are no options or other contracts under which DGTE has a right or obligation to acquire or lease any interest in real property or personal property.

           Section 3.18.  Foreign Corrupt Practices Act.  None of DGTE, nor to the knowledge of DGTE, any agent or other person acting on behalf of DGTE, has, directly or indirectly: (a) used any funds, or will use any proceeds from the sale of the Units, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by DGTE (or made by any person acting on their behalf of which DGTE is aware) or any members of their respective management which is in violation of any Legal Requirement, or (d) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to DGTE.

           Section 3.19.  Solvency.  DGTE has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

           Section 3.20.  OFAC.  None of DGTE nor, to the knowledge of DGTE, any director, officer, agent, employee, affiliate or person acting on behalf of DGTE, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and DGTE has not heretofore engaged in any transaction to lend, contribute or otherwise make available it funds or the funds of any joint venture partner or other person or entity towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person or entity currently subject to any U.S. sanctions administered by OFAC.

           Section 3.21.  Intellectual Property.  DGTE does not own, license or otherwise have any right, title or interest in any intellectual property.

           Section 3.22.  Employees; Consultants, etc..  Except as disclosed in DGTE SEC Reports, DGTE has no employees, officers, directors, agents or consultants.  DGTE maintains no employee benefit plans or programs of any kind or nature.

           Section 3.23.  Insurance.  DGTE does not hold or maintain, nor is DGTE obligated to hold or maintain, any insurance on behalf for itself or its assets or for any officer, director, employee or stockholder of DGTE.

           Section 3.24.  Full Disclosure.  No representation or warranty by DGTE in this Agreement and no statement contained in the DGTE Schedules or any certificate or other document furnished or to be furnished to Retrophin pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  On or prior to the Closing Date, DGTE has received a release from any person or entity to whom it owes money and as of the Closing, DGTE will not have any outstanding liabilities, obligations, liens or encumbrances.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF RETROPHIN

As an inducement to, and to obtain the reliance of DGTE, except as set forth in the Schedules of Retrophin attached hereto (the “Retrophin Disclosure Schedules”), Retrophin hereby represents and warrants to DGTE as of the Closing Date (as defined below) as follows.  As used herein, the term “knowledge of Retrophin” or similar language refers to the actual knowledge of the executive officers of Retrophin.

           Section 4.01.  Incorporation.  Retrophin is organized under the laws of the State of Delaware, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted.  Retrophin is in possession of all governmental or third party approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement.  Retrophin is not in violation of any of the provisions of its charter or organizational documents.  The ownership records (which have been delivered to DGTE) of Retrophin registered capital are true, complete and accurate records of such ownership as of the date of such records and contain all transfers of such registered capital since the time of Retrophin’s organization. Retrophin is not required to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to so qualify would not have a material adverse effect on: (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of Retrophin taken as a whole; or (ii) the ability of Retrophin to perform its obligations hereunder, but, to the extent applicable, shall exclude any circumstance, change or effect to the extent resulting or arising from: (A) any change in general economic conditions in the industries or markets in which Retrophin operates so long as Retrophin is not disproportionately (in a material manner) affected by such changes; (B) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack so long as Retrophin is not disproportionately (in a material manner) affected by such changes; (C) changes in United States generally accepted accounting principles, or the interpretation thereof; or (D) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby (a “Retrophin Material Adverse Effect”).

Section 4.02.  Capitalization.

           (a)           Retrophin’s authorized capitalization consists of (a) eight million (8,000,000) shares of Retrophin Common Stock, of which 825,119 shares of Retrophin Common Stock are issued and outstanding and 111,283 shares of Retrophin Common Stock are subject to vesting, and (b) three million (3,000,000) shares of Retrophin Series A Stock, of which 151,461 shares are issued and outstanding.  All issued and outstanding shares of Retrophin Common Stock and Retrohpin Preferred Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person or entity.  As of the Closing Date, 111,283 shares of Retrophin Common Stock is subject to vesting and no shares of Retrophin Common Stock are otherwise reserved for issuance upon the exercise of outstanding options or warrants to purchase Retrophin Common Stock or other equity-linked securities of Retrophin.  All outstanding Retrophin Common Stock and Retrophin Series A Stock has been issued and granted in compliance with: (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any Retrophin Material Contracts (as defined below).

           (b)           Except as set forth above, there are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Retrophin, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 4.02 to Retrophin Disclosure Schedules, there are no subscriptions, options, warrants, equity securities, partnership  interests or similar ownership interests,  calls, rights (including preemptive rights), commitments  or agreements of any character to which Retrophin is a party or by which it is bound obligating Retrophin to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Retrophin or obligating Retrophin to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Retrophin Common Stock or preferred stock of Retrophin except as set forth in this Agreement.

           (c)           Except as contemplated by this Agreement and except as set forth in Schedule 4.02 to Retrophin Disclosure Schedules, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Retrophin is a party or by which it is bound with respect to any equity security of any class of Retrophin, and there are no agreements to which Retrophin is a party, or which Retrophin has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

           Section 4.03.  Subsidiaries.  Except as set forth on Schedule 4.03 to the Retrophin Disclosure Schedules, Retrophin does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

           Section 4.04.  Financial Statements.

           (a)           (i) The audited balance sheets of Retrophin as of December 31, 2011 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2011 together with the notes to such statements and the opinion of Marcum LLP, independent certified public accountants, (ii) the unaudited financial statements of Retrophin for the quarter ended September 30, 2012 and (iii)  the unaudited pro forma consolidated financial statements of Retrophin for the nine months ended September 30, 2012 (collectively the “Retrophin Financial Statements”) have been made available to DGTE.

           (b)           The Retrophin Financial Statements have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved.  The Retrophin balance sheets included as part of the Retrophin Financial Statements are true and accurate and present fairly as of their respective dates the financial condition of Retrophin.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Retrophin had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Retrophin, in accordance with generally accepted accounting principles.  The statements of operations, stockholders’ equity and cash flows included as part of the Retrophin Financial Statements reflect fairly the information required to be set forth therein by generally accepted accounting principles.

           Section 4.05.  Information.  The information concerning Retrophin set forth in this Agreement and the Retrophin Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

           Section 4.06.  Options or Warrants.  Except as set forth in Schedule 4.06 to the Retrophin Disclosure Schedules, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Retrophin.

           Section 4.07.  Absence of Certain Changes or Events.  Except as disclosed in the Retrophin Disclosure Schedules since inception;:

           (a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Retrophin;

           (b)           Retrophin has not: (i) amended its certificate of incorporation, charter or other organizational documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

           (c)           Retrophin has not: (i) granted or agreed to grant any options, warrants or other rights for its stock, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement and the transaction contemplated hereby.

           Section 4.08.  Litigation and Proceedings.  Except as disclosed on Schedule 4.08 to the Retrophin Disclosure Schedules, there are no material actions, suits, proceedings, or investigations pending or, to the knowledge of Retrophin after reasonable investigation, threatened by or against Retrophin or affecting Retrophin or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Retrophin has no knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

           Section 4.09.  Contracts.  All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Retrophin is a party or by which it or any of its assets, products, technology, or properties are bound, other than those incurred in the ordinary course of business, are set forth on Schedule 4.09 to the Retrophin Disclosure Schedules (the “Retrophin Material Contracts”).  Such schedule contains any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of Retrophin.

           Section 4.10.  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a violation of, breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of (i) Retrophin’s certificate of incorporation, charter, bylaws or other organizational documents, (ii) any provision of a federal or state statute, rule or regulation applicable to Retrophin or (iii) any Retrophin Material Contract to which Retrophin is a party or to which any of its assets, properties or operations are subject.

           Section 4.11.  Compliance With Laws and Regulations.  To the best of its knowledge, Retrophin has complied with all applicable statutes and regulations of any federal, state, local, or other governmental entity or agency thereof, except to the extent that noncompliance would not have a Retrophin Material Adverse Effect.

           Section 4.12.  Approval of Agreement.  The Board of Directors of Retrophin has authorized the execution and delivery of this Agreement by Retrophin and has approved this Agreement and the transactions contemplated hereby.

ARTICLE V
CLOSING

           Section 5.01.  Closing.  Subject to the terms and conditions herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022 on or before December 12, 2012 (the “Closing Date”) or at such other place or date and time as may be agreed to in  writing  by the parties hereto at the earliest practicable time after satisfaction or waiver of the conditions set forth in Articles VII and VIII, but in no event later than fifteen (15) days after such conditions have been satisfied or waived.  The Merger shall be effective at Closing or such later time that the parties specify (the “Effective Time” or “Effective Date”).

           Section 5.02.  Closing Events.  The following conditions are a part of this Agreement and must be completed on or as of the Closing Date, or such other date specified by the parties:

(a)           At the Effective Time, the events and conditions set forth in Article I of this Agreement will be completed by the respective officers and Board of Directors of Newco, DGTE and Retrophin.  Immediately after the Effective Time, Robert Wilson, the sole director of DGTE will appoint Martin Shkreli as member of the Board of Directors of DGTE.  Following the appointment of Martin Shkreli to the Board of Directors, Robert Wilson will resign as a member of the Board of Directors of DGTE to be effective upon the effectiveness of a 14F Information Statement to be filed with the U.S. Securities and Exchange Commission immediately upon closing of the transactions contemplated by this Agreement.

(b)           Immediately after the Effective Time, Robert Wilson, the sole officer of DGTE, will resign as an officer of DGTE and Martin Shkreli will be appointed Chief Executive Officer of DGTE.

(c)           At the Closing, DGTE, Newco and Retrophin shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

           Section 5.03.  Termination.  This Agreement may be terminated by the parties only in the event that the parties do not meet the conditions precedent set forth in Articles VII and VIII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE VI
OTHER AGREEMENTS AND COVENANTS

           Section 6.01.  Legends.   Retrophin acknowledges and agrees that each certificate representing the shares of DGTE Common Stock issuable pursuant to this Agreement shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SHARES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS THE SHARES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH SALES, PLEDGES AND TRANSFERS ARE MADE PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

           Section 6.02.  Delivery of Books and Records.  At the Closing, DGTE shall deliver to Retrophin or its representatives the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of DGTE which is now in the possession of DGTE or its representatives.

           Section 6.03.  Third Party Consents and Certificates.  DGTE and Retrophin agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 6.04.  Sales of Securities Under Rule 144, If Applicable.

           (a)           DGTE will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for the applicable restricted period as required by Rule 144 as it is from time to time amended.

           (b)           Upon being informed in writing by any person holding restricted stock of DGTE that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), DGTE will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

           (c)           If any certificate representing any such restricted stock is presented to DGTE’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, DGTE will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

           Section 6.05.  Assistance with Post-Closing SEC Reports and Inquiries  Upon the reasonable request of Retrophin, after the Closing Date, DGTE shall cause John Heskett, Esq.~~,~~ to use his reasonable best efforts to provide such information available to him, including information, filings, reports, financial statements or other circumstances of DGTE occurring, reported or filed prior to the Closing, as may be necessary or required by DGTE for the preparation of the reports that DGTE is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF DGTE AND NEWCO

           The obligations of DGTE and Newco under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

           Section 7.01.  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Retrophin in this Agreement were true when made and shall be true at the Closing Date.  Retrophin shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

           Section 7.02.  Good Standing.  DGTE shall have received a certificate of good standing from the Secretary of State of Delaware, dated as of no less than fifteen (15) business days prior the Closing Date, certifying that Retrophin is in good standing as a corporation incorporated in Delaware.

           Section 7.03.  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

           Section 7.04.  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Retrophin after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF RETROPHIN

The obligations of Retrophin under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

           Section 8.01.  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by DGTE and Newco in this Agreement were true when made and shall be true as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, DGTE and Newco shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by DGTE and Newco.

           Section 8.02.  Closing Certificate.   Retrophin shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of each of DGTE and Newco, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the knowledge of DGTE or Newco, as applicable, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the DGTE Schedules or the Newco Schedules, by or against DGTE and/or Newco, as applicable, which might result in any material adverse change in any of the assets, properties or operations of DGTE or Newco.

           Section 8.03.  Officer’s Certificate.   Retrophin shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of each of DGTE and Newco, certifying that there are no existing liabilities as of the Closing Date and that all representations and warranties of DGTE and Newco contained in this Agreement shall be true and correct on and as of the Closing Date.

           Section 8.04.  Secretary’s Certificate. Retrophin shall have been furnished with certificates dated the Closing Date and signed by the secretary of each of DGTE and Newco, certifying to Retrophin the resolutions adopted by the shareholders and Board of Directors of DGTE and Newco, respectively, approving the transactions contemplated by this Agreement, certifying the current versions of their respective certificates of incorporation and bylaws or other organizational documents and certifying as to the signatures and authority of persons signing this Agreement and related documents on each of DGTE’s and Newco’s behalf.

           Section 8.05.  Good Standing.  Retrophin shall have received certificates of good standing from the Secretary of State Delaware , dated as of a date within ten days prior to the Closing Date, certifying that each of DGTE and Newco is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

           Section 8.06.  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

           Section 8.07.  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of DGTE and Newco after the Closing Date on the basis as presently operated shall have been obtained.

           Section 8.08.  Retrophin Shareholder Approval.  The approval of a majority of the outstanding shares of Retrophin Common Stock to the transactions contemplated hereby shall have been obtained.

ARTICLE IX
MISCELLANEOUS

           Section 9.01.  Brokers.  The parties agree that, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  DGTE and Retrophin each agree to indemnify the other against any claim by any third person other than those described herein for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

           Section 9.02.  Governing Law; Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of New York, New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           Section 9.03.  Notices.  All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

If to DGTE:

Desert Gateway, Inc.
501 South Johnstone Ave., Suite 501
Bartlesville, Oklahoma 74003
Fax Number: 918.336.3152

with a copy (which shall not constitute notice) to:

John Heskett
HESKETT & HESKETT
Attorneys at Law
501 South Johnstone Ave., Suite 501
Bartlesville, Oklahoma 74003
Fax Number: 918.336.3152

If to Newco, to:

Desert Gateway Acquisition Corp.
501 South Johnstone Ave., Suite 501
Bartlesville, Oklahoma 74003
Fax Number: 918.336.3152

with a copy (which shall not constitute notice) to:

John Heskett
HESKETT & HESKETT
Attorneys at Law
501 South Johnstone Ave., Suite 501
Bartlesville, Oklahoma 74003
Fax Number: 918.336.3152

If to Retrophin, to:

Retrophin, Inc.
777 Third Avenue, 22nd Floor
New York, NY 10017
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attention: Evan L. Greebel, Esq.
Fax Number:  212.940.8776

Any such notice or communication shall be deemed to have been given: (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by facsimile and receipt is confirmed by printed receipt and (iv) three (3) days after mailing, if sent by registered or certified mail.

           Section 9.04.  Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

           Section 9.05.  Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

           Section 9.06.  No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

           Section 9.07.  Expenses.  Whether or not the Merger is consummated, each of the parties hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Merger or any of the other transactions contemplated hereby.

           Section 9.08.  Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

           Section 9.09.  Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

           Section 9.10.  Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

           Section 9.11.  Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

           Section 9.12.  Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein, both prioand following the Closing.

[ signature page to follow ]

           IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

DESERT GATEWAY, INC.

By:	/s/ Robert Wilson
Name: Robert Wilson
Title: President

DESERT GATEWAY ACQUISITION CORP.

By:	/s/ Robert Wilson
Name: Robert Wilson
Title: President

RETROPHIN, INC.

By:	/s/ Martin Shkreli
Name: Martin Shkreli
Title: President